2008 Ontario Budget

GLOSSARY
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Note: The  descriptions of the terms in the glossary are solely intended for the assistance of readers of the 2008 Budget. The glossary and the descriptions of the  terms in the  glossary  are not  intended  to  affect  or alter the meaning of any terms under law.

Accounting Period:  time covered by financial  statements,  which can be for any length but is usually a fiscal  year (April to March for the  Province),  a quarter or a month.

Accumulated  Deficit:   the  difference  between   liabilities  and  assets.  It
     represents  the total of all past  annual  deficits  minus all past  annual surpluses, including prior period adjustments.

Agreement on  Internal  Trade  (AIT):  an  agreement  signed  in  1994 by  First
     Ministers to reduce barriers to the movement of people, goods, services and investments  within  Canada.  The AIT  provides  for the  streamlining  and harmonization  of regulations and standards;  removal of barriers to labour mobility; a formal dispute resolution mechanism for individuals, businesses and  governments;  and  commitments  to further  liberalize  trade  through continuing negotiations.

Amortization:  the portion of an asset's cost allocated to an accounting  period as a result of writeoff over its estimated useful life.

Broader  Public  Sector  (BPS):   organizations  receiving  government  transfer
     payments  to provide  services to the public.  Such  organizations  include
     universities,   colleges,   school   boards,   hospitals,   long-term  care
     facilities, community care access centres and children's aid societies.

Brownfields:  underdeveloped  or  previously  developed  properties  that may be contaminated.  They are usually, but not exclusively,  former industrial or commercial properties that may be underutilized, derelict or vacant.

Business Education Tax (BET):  taxes for education  purposes levied on the basis of assessed values of properties in the commercial, industrial and pipeline property classes.

Capital Tax: tax levied on a corporation's  taxable capital  comprising  capital stock, surpluses, indebtedness and reserves.

Canada  Health  Infoway:   a  federally  funded,   independent,   not-for-profit
     organization  whose  members  are  Canada's  14  federal,   provincial  and
     territorial  Deputy Ministers of Health.  Infoway is Canada's  catalyst for collaborative change to accelerate the use of electronic health information systems and electronic health records (EHRs) across the country.

Canada Health Transfer (CHT): a federal  transfer  provided to each province and territory in support of health care.

Canada Pension  Plan (CPP)  Borrowing:  the Province has the option of borrowing from the CPP as a source of long-term borrowing.

Canada Social Transfer (CST): a federal  transfer  provided to each province and territory in support of  postsecondary  education,  social  assistance  and social services,  including early childhood  development and early learning and child care.

Capital Expenditure: money spent to acquire or upgrade physical assets including transportation infrastructure, land and buildings.

Capital Gain:  the profit arising from the sale or transfer of capital assets or investments;  i.e., the proceeds or market value received less the net book value of the capital asset or investment.

Cash and Cash Equivalents:  cash or other short-term liquid low-risk instruments that are readily  convertible  to cash,  typically  within  three months or less.

Change  in  Net  Debt:   the  annual   change  in  net  debt  is  equal  to  the
     surplus/deficit  of the Province plus the change in tangible capital assets and the change in net assets of hospitals, school boards and colleges.

Consolidated  Revenue Fund: the aggregate of all public monies on deposit to the credit of the Minister of Finance or in the name of any agency of the Crown approved by the Lieutenant Governor of Ontario.

Consolidation:  the inclusion of the financial results of  government-controlled organizations in the Province's consolidated financial statements.

Consumer Price Index (CPI): a measure of prices produced by Statistics Canada on a monthly basis. The CPI measures the retail prices of a shopping basket of about 300 goods  and  services  including  food,  housing,  transportation, clothing and recreation.  The index is weighted to reflect typical spending patterns.  The  change in a price  index  such as the CPI is a  measure  of inflation.  Increases  in the CPI are also  referred to as increases in the cost of living.

Contingency  Fund:  an amount of  expense  available  to  address  unanticipated spending pressures; for example, disaster assistance.

Debt: an obligation resulting from the borrowing of money.

Debt Maturities:  total  forecast  amount of debt due for  repayment on specific dates.

Debt Redemptions:  total forecast  amount of bond issues expected to be redeemed prior to maturity.  Debt  redemptions  primarily  relate to Ontario Savings
     Bonds.

Debt Term: remaining term to maturity of long-term debt.

Debt-to-GDP Ratio:  a measurement  of the  government's  debt as a percentage of gross  domestic  product.  It is a measure of the debt in  relation  to the economy and capacity to carry and repay debt.

Deficit: the amount by which  government  expenses  exceed revenues in any given year. On a forecast basis, a reserve may be included.

Derivatives:  financial  contracts that derive their value from other underlying instruments. The Province uses derivatives including swaps, forward foreign exchange contracts,  forward rate agreements,  futures and options to hedge and minimize interest costs.

Domestic Bonds: debt securities issued in the domestic market,  settling through the domestic clearing system.

e-Health: an  overarching  term used to describe the  application of information and  communications  technologies  in the health  sector.  It encompasses a range of  purposes  from  purely  administrative  through  to  health  care delivery.

Employment  Insurance  (EI): a federal  income  security  program that  provides temporary earnings  replacement for unemployed workers.  This assistance is provided  through  EI  regular  benefits.  The  EI  program  also  provides maternity,  parental, adoption, sickness,  compassionate care, work-sharing and fishing benefits. Employment Insurance Part II benefits provide funding for  training  programs  and income  support  while  training.  The federal government  provides  EI Part II funds to  workers  through  Labour  Market
     Development  Agreements  with each  province.  The EI program  is  entirely funded by premium contributions from workers and employers that will now be paid into a dedicated fund.

Employment Ontario:  the Province's  training and employment services program of over  $1  billion  annually.  Services  such  as  apprenticeship,  literacy programs,  technical training, wage subsidies, summer jobs, laid-off worker assistance and employment  counselling  are provided  through an integrated network in  communities  across the province.  Those  assisted  include the unemployed,  at-risk  youth,  apprentices,  laid-off  workers,  people with disabilities,  newcomers,  youth  seeking  summer  jobs,  employed  workers requiring upgraded skills, and businesses.

Euro Medium-Term Notes (EMTNs): debt issued outside the United States and Canada and structured to meet individual investor requirements.

Financial Assets: assets that could be used to discharge existing liabilities or finance future  operations and are not for consumption in the normal course of operations.  Financial assets include cash; an asset that is convertible to cash; a  contractual  right to receive cash or another  financial  asset from another party; a temporary or portfolio investment;  a financial claim on an outside organization or individual; and inventory.

Fiscal Plan:  an outline of the  government's  consolidated  revenue and expense
     plan  for  the  upcoming  fiscal  year  and  the  medium  term,   including
     information  on  the  projected  surplus/deficit.   The  plan  is  formally
     presented  in the Budget,  which the  government  presents in the spring of each year and is updated,  as  required,  during the year.  The Fiscal Plan numbers  can be  different  from the  expenditures  outlined in the Printed
     Estimates.

Fiscal Policy: government policy on tax, spending and borrowing.

Fiscal Year:  the Province of  Ontario's  fiscal year runs from April 1 to March
     31.

Floating Rate  Notes  (FRNs):  debt  instruments  that bear a  variable  rate of interest.

Flow-Through: in the context of government benefits,  a provincial  government's act of not deducting part or the entire amount of a federal  benefit,  such
     as  the  National  Child  Benefit   Supplement,   from   income-tested   or
     means-tested benefits.

Forward Rate  Agreement:  a forward  contract  in which  one party  pays a fixed interest rate and receives a floating interest rate.

Fund: fiscal and  accounting  entity  segregated  for the purpose of carrying on specific  activities,  or attaining  certain  objectives in accordance with special regulations, restrictions or limitations.

Futures: an exchange-traded contract that confers an obligation to buy or sell a physical or financial commodity at a specified price and amount on a future date.

Global Bonds:  debt securities  issued  simultaneously  in the international and domestic  markets,  settling through various  worldwide  clearing  systems.
     These can be issued in a variety of currencies, including Canadian and U.S.
     dollars.

Greater Golden Horseshoe (GGH): an Ontario  geographic  region  encompassing the
     Greater Toronto Area (GTA) and a large part of central  Ontario,  including
     Hamilton, Peterborough, Waterloo, Niagara and Simcoe.

Gross Domestic  Product  (GDP):  the total  unduplicated  value of the goods and services  produced  in the  economy of a country  or region  during a given period of time such as a quarter or a year.  Gross domestic  product can be measured three ways: as total income earned in current production, as total final expenditures, or as total net value added in current production.

Group of Eight (G8):  the world's eight  largest  industrial  market  economies:
     United States, Japan, Germany,  France,  Britain, Italy, Canada and Russia;
     the G8 is also referred to as the Group of Seven and Russia. The leaders of these  countries meet annually to discuss  political and economic issues of mutual concern. In addition, G8 finance ministers meet several times a year to discuss economic policy.  Their work is supported by regular  functional meetings of officials, including the G8 Finance Deputies.

Income Test: is used in the determination of financial eligibility and levels of assistance  for  benefit  programs  and is based on  individual  or  family income.

Infrastructure: the facilities, systems and equipment required to provide public services and support private sector  economic  activity  including  network infrastructure (e.g., roads, bridges,  water and wastewater systems,  large information  technology  systems),  buildings  (e.g.,  hospitals,  schools, courts),  and machinery and equipment (e.g.,  medical  equipment,  research equipment).

Interest on Debt Expense:  the amount reported as an expense for borrowed money.
     Interest  is  calculated  as a  percentage  of the  amount of debt for each period of time.

Investment in Capital Assets:  the cost of acquiring or upgrading major tangible capital  assets owned by the Province  and its  consolidated  organizations during the year, including land, buildings, highways and bridges.

Labour Market  Agreement  (LMA):  the  Canada-Ontario  Labour Market  Agreement,
     signed in  February  2008,  provides  funding to Ontario for  training  and
     employment  services  for  Ontarians   ineligible  for  EI,  such  as  many
     immigrants, or workers with low literacy skills.

Labour Market Development  Agreement (LMDA):  the  Canada-Ontario  Labour Market
     Development Agreement, signed in November 2005, provides funding to Ontario annually from Part II of EI to address Ontario's labour-market  priorities.
     Funding supports training and employment services.

Locked-in  Accounts:  a  prescribed  retirement  savings  arrangement  under the
     Pension  Benefits  Act to which  members of  registered  pension  plans may transfer  funds when they  terminate  employment  or cease  membership in a pension plan.  Ontario  locked-in  accounts  include  locked-in  retirement accounts (LIRAs),  life income funds (LIFs) and locked-in retirement income funds  (LRIFs).  On  January 1,  2008,  a new LIF that  permits 25 per cent unlocking and enhanced annual withdrawals came into effect.

Means Test: is used in the determination of financial  eligibility and levels of assistance for benefit programs and is based on individual or family income and assets.

Medium-Term  Notes  (MTNs):   debt  instruments  offered  under  a  program  and
     structured to meet specific investor needs.

Municipal Infrastructure  Investment Initiative (MIII): a $450 million, one-time grant  funding  program  in the  2007-08  fiscal  year  that  will  support investments  in  local  infrastructure  priorities  in  communities  across
     Ontario.  The  objective  of this  program is to direct new  infrastructure funding to  support  the  construction  or  renewal  of  municipally  owned infrastructure assets.

National Child Benefit Supplement (NCBS): an income-tested  federal cash benefit that  supplements the Canada Child Tax Benefit -- a similar benefit paid to about  80 per  cent of  families  with  children  in  Canada.  The  federal government  provides the NCBS to all  low-income  families  with  children, regardless of whether they work or receive social assistance.

Net  Debt: the difference between the Province's total liabilities and financial assets.

Net  Loans/Investments:   the  total   funds  paid  by  the   Province   towards
     loans/investments netted against loan repayments.

Nominal: an amount  expressed in dollar terms  without  adjusting for changes in prices due to inflation or deflation.  It is not a good basis for comparing values of GDP in different  years,  for which a "real"  value  expressed in constant  dollars (i.e.,  adjusted for price  changes) is needed.  See Real
     GDP.

Non-Cash Adjustments: adjustments required to determine the cash flows resulting
     from  operating   activities.   Non-cash  adjustments  include  changes  in
     balance-sheet  accounts such as accounts  receivable  and payable,  prepaid expenses and deferred  revenue.  Amortization  of capital  assets is also a non-cash adjustment.

Non-Tax Revenue:  revenue received by the government from external sources. This also  includes  revenues  from the sale of goods  and  services,  fines and penalties  associated  with the  enforcement of government  regulations and laws; fees and licences;  royalties;  profits from a self-sustaining  Crown agency; and asset sales.

Ontario Child Benefit (OCB): an income-tested,  non-taxable benefit announced in the 2007 Budget  provided to low-income  families with children in Ontario.
     Beginning in July 2008,  OCB benefits will start to flow  monthly.  The OCB will consolidate  social  assistance  benefits for children and the Ontario
     Child Care  Supplement  for Working  Families  (OCCS) into one benefit that will be paid to all low-income  families with  children,  regardless of the source of their income.  It is being phased in over five years,  increasing annually until it reaches its mature benefit level of $1,100 in July 2011.

Ontario Child Care Supplement for Working  Families  (OCCS):  an  income-tested, non-taxable  earnings  supplement  provided to low-income  working families with  children  under age seven.  It is  intended  to enhance  labour-force attachment.  In July 2008, OCCS payments will be consolidated with the OCB.
     If a family's OCCS  entitlement is larger than its OCB payment,  the family will  still  receive  the  extra  OCCS  benefit.  Once  the  OCB  is  fully implemented in July 2011, the OCCS will be phased out over seven years.

Ontario Disability Support Program (ODSP): a program designed to meet the unique needs of people with  disabilities  who are in financial  need, or who want and are able to work and need support. Ontarians aged 65 years or older who are  ineligible  for Old Age Security may also qualify for ODSP supports if they are in financial need. The program has two components:  Income Support and Employment  Supports.  Income Support provides financial assistance and other benefits to eligible people with disabilities and their families. The
     ODSP Employment  Supports program works with community service providers to help people  with  disabilities  prepare for and find jobs,  keep a job and advance  their career.  The program can also help people with  disabilities become self-employed.

Ontario Drug  Benefit  Program  (ODB):  one of the most  generous  drug  benefit programs in Canada, reimbursing patients for more than 3,200 drug products, including  nutrition  products and  diabetic  testing  agents.  Seniors and recipients of Ontario Works and the Ontario  Disability Support Program are
     eligible for assistance under the ODB.

Ontario Works (OW): a provincial  program that  provides  income and  employment assistance  for  people  who  are  in  temporary  financial  need.  All  OW recipients are required to participate in one or more employment assistance activities as a condition of  eligibility  for financial  assistance.  This helps  people  move  as  quickly  as  possible  to  a  job  and  to  become self-reliant.

Option: a contract  that confers the right,  but not the  obligation,  to buy or sell a specific  amount of a commodity,  currency or security at a specific price, on a certain future date.

Productivity  Growth:  increase in output per unit of a factor of  production in the economy.

Program Expense: the expense related to operating and capital programs including amortization.

Public Accounts:  the  Consolidated  Financial  Statements of the Province along with  supporting  statements  and  schedules  as required by the  Financial
     Administration Act, Treasury Board Act and Management Board of Cabinet Act.

Real GDP:  gross  domestic  product  measured  to exclude the impact of changing prices.

Reserve: an amount  included  in the  fiscal  plan to protect  the plan  against adverse  changes in the  economic  outlook,  or in  Provincial  revenue and expense.  Any portion of the  reserve  not  required at year-end is used to improve the surplus/deficit.

Results-Based Management: a comprehensive, government-wide approach that informs
     results-based   decision-making,   ensuring   that  all   government-funded
     activities  are  aligned  with   strategies   that  contribute  to  meeting
     government priorities or serve an important public interest.

Rural Infrastructure  Investment  Initiative  (RIII):  a $140 million,  one-time grant funding program in the 2006-07 fiscal year that supported investments to help rural and small  municipalities  provide  safe and  reliable  local infrastructure. Overall, 190 communities across Ontario received a share of the RIII funding.

Structural  Deficit:  may  occur  when the  growth of total  government  expense consistently  outpaces  the  growth  in  total  revenue  over a  period  of consecutive years.

Surplus: the amount by which revenues  exceed  government  expenses in any given year. On a forecast basis, a reserve may be included.

Syndicated Bond Issues:  debt  securities  that are  underwritten  by a group of investment dealers.

Tangible  Capital   Assets:   physical   assets   including   land,   buildings,
     transportation  infrastructure,  information technology  infrastructure and systems, vehicles and equipment.

Total Debt:  the Province's  total  borrowings  outstanding  without taking into consideration any of the Province's assets.

Total Expense: sum of program expense and interest on debt expense.

Treasury Bills:  short-term debt instruments issued by governments on a discount basis.

U.S. Commercial Paper:  short-term debt typically issued in the United States by a government or corporation on a discount basis.  U.S.  Commercial Paper is limited to terms of one to 270 days.

Weighted-Average  Interest  Rate:  takes into account the  proportion of debt at each level of interest rate in the debt portfolio.

Winding-Up:  the  dissolution  of  a  corporation,  either  voluntarily  by  the shareholders or members or by court order.

Yield: the effective rate of interest paid on an investment. Yield is the annual rate of return of any investment or debt and is expressed as a percentage.

Yield Curve: the relationship  between market yields and bond maturities.  It is often  upward-sloping with maturity,  due to investors'  requirements for a greater yield when committing their funds for a longer time.